MERRILL LYNCH MUNICIPAL BOND FUND, INC.

INSURED PORTFOLIO

SERIES NO. 2

FILE # 811-2688

ATTACHMENT 77O

TRADE DATE	DESCRIPTION OF SECURITY	AMOUNT PURCHASED	ISSUE SIZE	MEMBER OF UNDERWRITING SYNDICATE FROM WHOM FUND PURCHASED
08/16/00	NY Thruway Authority 5.75% 04/01/16	$10,000,000.	$364,465.000.	JP Morgan
08/17/00	Puerto Rico Electric 5.75% 07/01/14	$1,000,000.	$612,240,000.	Bear Stearns
08/17/00	Puerto Rico Electric 5.75% 07/01/13	$5,970,000.	$612,240,000.	Bear Stearns
11/16/00	County of LA COP CA 5.25% 11/01/33	$1,000,000.	$115,390,000.	Banc of America
		$	$
		$	$
		$	$
		$	$